                                                                     EXHIBIT 4.7

                            TAG-ALONG SALES AGREEMENT

                            Dated as of June 16, 2000

                                      among

                          DAYTON SUPERIOR CORPORATION,

                      ODYSSEY INVESTMENT PARTNERS FUND, LP

                                       and

                          DEUTSCHE BANK SECURITIES INC.

                                       and

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

                              as Initial Purchasers

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.      Definitions ...................................................       1

2.      Transfers......................................................       4
         2.1.     Generally............................................       4
         2.2.     Tag-Along Rights.....................................       4
         2.3.    Drag-Along Rights ....................................       6

3.      Representations, Warranties and Agreements of Odyssey..........       7

4.      Miscellaneous..................................................       7
         4.1.    Remedies .............................................       7
         4.2.    Amendments and Waivers................................       8
         4.3.    Notices...............................................       8
         4.4.    Successors and Assigns ...............................       8
         4.5.    Counterparts .........................................       9
         4.6.    Governing Law; Submission to Jurisdiction ............       9
         4.7.    Severability..........................................       9
         4.8.    Headings..............................................       9
         4.9.    Attorneys' Fees ......................................       9
         4.10.   Entire Agreement .....................................       9
         4.11.   Termination ..........................................       9

                  This TAG-ALONG SALES AGREEMENT (this "Agreement") is dated as of June 16, 2000, by and among DAYTON SUPERIOR CORPORATION, an Ohio corporation (the "Company"), ODYSSEY INVESTMENT PARTNERS FUND, LP ("Odyssey"), DEUTSCHE BANK SECURITIES INC. ("Deutsche Bank") and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED ("Merrill Lynch" and, together with Deutsche Bank, the "Initial Purchasers").

                  This Agreement is entered into in connection with the Purchase Agreement, dated as of June 9, 2000, by and among the Company, the guarantors named therein and the Initial Purchasers (the "Purchase Agreement"), relating to the sale by the Company to the Initial Purchasers of an aggregate of 170,000 Units, each Unit consisting of $1,000 principal amount of 13% Senior Subordinated Notes due 2009 (the "Notes") and one Warrant (collectively, the "Warrants") to purchase 0.68986 of a common share, no par value, of the Company. The Warrants are being issued pursuant to a warrant agreement (the "Warrant Agreement"), to be dated as of June 16, 2000, between the Company and United States Trust Company of New York, as warrant agent. In addition, the holders of Warrants and Warrant Shares will be entitled to the benefits of the registration rights agreement (the "Warrant Shares Registration Rights Agreement") between the Company and the Initial Purchasers.

                  In order to induce the Initial Purchasers to enter into the Purchase Agreement, the Company and Odyssey have agreed to provide to the Holders (as defined herein) certain rights set forth in this Agreement with respect to sales by the Principals (as defined herein) of common shares of the Company prior to the date of an Initial Public Offering (as defined herein). The execution of this Agreement is a condition to the obligations of the Initial Purchasers to purchase the Units under the Purchase Agreement.

                  In consideration of the foregoing, the parties hereto agree as follows:

1.       Definitions.

                  As used in this Agreement, the following terms shall have the following meanings: "Advice" shall have the meaning ascribed to that term in the last paragraph of Section 4.

                  "Affiliate" of any Person shall mean any Person (i) which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person, (ii) which beneficially owns or holds 10% or more of the voting stock of the referent Person or (iii) of which 10% or more of the voting stock (or, in the case of a Person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held by the referent Person. For purposes of this definition, control of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" shall have the meaning ascribed to that term in the preamble hereto.

                  "Business Day" shall mean a day that is not a Legal Holiday.

                  "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated and whether voting and/or non-voting) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into or exercisable or exchangeable for any of the foregoing.

                  "Common Shares" shall mean the common shares, no par value, of the Company.

                  "Company" shall have the meaning ascribed to that term in the preamble hereto and shall also include the Company's successors.

                  "Covered Equity" shall have the meaning ascribed to that term in Section 2.1

                  "Custody Agreement" shall have the meaning ascribed to that term in Section 2.2(e).

                  "Drag-Along Holder" shall have the meaning ascribed to that term in Section 2.3(a).

                  "Drag-Along Notice" shall have the meaning ascribed to that term in Section 2.3(b).

                  "Drag-Along Purchaser" shall have the meaning ascribed to that term in Section 2.3(b).

                  "Drag-Along Right" shall have the meaning ascribed to that term in Section 2.3(a).

                  "Drag-Along Sale" shall have the meaning ascribed to that term in Section 2.3(a).

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                  "Excluded Transfer" shall mean (1) a Transfer by any Principal to another Principal (a "transferee") so long as such transferee agrees to be bound by the transferor's obligations under this Tag-Along Sales Agreement, (2) a Transfer pursuant to a Public Offering or pursuant to Rule 144, (3) a Piggy-Back Registration (as defined in the Warrant Shares Registration Rights Agreement) and (4) any Transfer in a single transaction or series of related transactions of Common Shares which do not exceed 5% (calculated on a fully diluted basis) of the Common Shares then outstanding.

                  "Holder" shall mean the Initial Purchasers, for so long as each Initial Purchaser owns any Warrants or Warrant Shares, and each of their successors, assigns and direct and indirect transferees who become registered owners of Warrants or Warrant Shares.

                  "Initial Public Offering" shall mean the first time a registration statement filed under the Securities Act respecting an offering, whether primary or secondary, of capital shares of the Company (or securities convertible into, or exchangeable or exercisable for, capital shares of the Company or rights to acquire such capital shares or securities, other than the Warrants) which is underwritten on a firmly committed or best efforts basis is declared effective and the securities so registered are issued and sold.

                  "Initial Purchasers" shall have the meaning ascribed to that term in the preamble hereto. "IPO Date" shall have the meaning ascribed to that term in Section 2.2(a).

                  "Legal Holiday" shall mean a Saturday, a Sunday or a day on which banking institutions in New York, New York are required by law, regulation or executive order to remain closed.

                  "Notes" shall have the meaning ascribed to that term in the preamble hereto.

                  "Odyssey" shall have the meaning ascribed to that term in the preamble hereto.

                  "Participating Holder" shall have the meaning ascribed to that term in Section 2.2(b).

                  "Person" shall mean any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity of any kind.

                  "Principal" shall mean (a) any of Odyssey, its Affiliates and any general or limited partner of Odyssey or (b) an Affiliate of any of the entities described in clause (a).

                  "Proposed Purchaser" shall have the meaning ascribed to that term in Section 2.2(a).

                  "Prospectus" shall mean the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated pursuant to the Securities Act), as amended or supplemented by any prospectus supplement; with respect to the terms of the offering of any portion of the securities covered by such Registration Statement, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.

                  "Public Offering" shall mean an underwritten primary public offering of capital shares of the Company pursuant, to an effective registration statement under the Securities Act.

                  "Purchase Agreement" shall have the meaning ascribed to that term in the preamble hereto.

                  "Registration Statement" shall mean any registration statement of the Company which covers any of the Covered Equity pursuant to the provisions of this Agreement and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

                  "Requisite Shares" shall mean a number of Warrants and Warrant Shares equivalent to a majority of the Warrant Shares held in the aggregate by all Holders at the time of any determination (with any Warrant being deemed to be equal to the number of Warrant Shares for which such Warrant is then exercisable (without giving effect to any cashless exercise)).

                  "Rule 144" shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule (other than Rule 144A) or regulation hereafter adopted by the SEC providing for offers and sales of securities made in compliance therewith resulting in offers and sales by subsequent holders that are not affiliates of an issuer of such securities being free of the registration and prospectus delivery requirements of the Securities Act.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

                  "Shareholder" shall mean, collectively, each Holder and each Principal owning Common Shares or other securities convertible or exercisable or exchangeable into Common Shares.

                  "Tag-Along Notice" shall have the meaning ascribed to that term in Section 2.2(b).

                  "Tag-Along Right" shall have the meaning ascribed to that term in Section 2.2(a).

                  "Transfer" shall have the meaning ascribed to that term in
Section 2.2(a).

                  "Transfer Notice" shall have the meaning ascribed to that term in Section 2.2(b).

                  "Warrant Agreement" shall have the meaning ascribed to that term in the preamble hereto.

                  "Warrant Shares" shall mean the Common Shares issued and issuable upon exercise of the Warrants and any other securities issued or issuable with respect to the Warrants by way of stock dividends, stock splits or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

                  "Warrant Shares Registration Rights Agreement" shall have the meaning ascribed to that term in the preamble hereto.

                  "Warrants" shall have the meaning ascribed to that term in the preamble hereto.

2.       Transfers.

                  2.1. Generally. All Warrants and Warrant Shares (the "Covered Equity") at any time and from time to time outstanding shall be held subject to the conditions and restrictions set forth in this Section 2. All Common Shares now or hereafter held by the Principals shall be held subject to the conditions and restrictions set forth in this Section 2. Each Holder of Covered Equity and the Principals by executing this Agreement or by accepting a certificate representing Common Shares or other indicia of ownership therefor from the Company agree with the Company and with each other Shareholder to such conditions and restrictions.

                  2.2. Tag-Along Rights. (a) In the event of any proposed direct or indirect sale or other disposition for cash or other consideration (collectively, a "Transfer") of Common Shares (whether now or hereafter issued) to any Person or Persons (such other Person or Persons being hereinafter referred to as the "Proposed Purchaser") by any Principal or Principals in any transaction or a series of related transactions (other than an Excluded Transfer) at any time prior to the date of the consummation of an Initial Public Offering (the "IPO Date"), each of the Holders of the Warrants and the Warrant Shares shall have the right to require the Proposed Purchaser to purchase from each of them up to a number of Warrant Shares determined by multiplying the total number of Warrant Shares then held by such Holder (including Warrant Shares then obtainable upon exercise of Warrants) times a fraction, the numerator of which is the total number of Common Shares that the Proposed Purchaser is seeking to acquire in the proposed Transfer and the denominator of which is the total number of Common Shares then held by the Principals and all Persons entitled to participate in the proposed Transfer (whether pursuant to this Agreement or otherwise) measured on a fully diluted basis giving effect to the exercise or conversion of all outstanding warrants, options or convertible stock entitled to participate.

                  (b) Each Principal and the Company shall notify, or cause to be notified, each Holder of Covered Equity in writing (a "Transfer Notice") of each such proposed Transfer at least 30 days prior to the date thereof. Such notice shall set forth: (i) the name and address of the Proposed Purchaser and the number of Common Shares and other securities, if any, proposed to be transferred, (ii) the proposed amount of consideration and terms and conditions of payment offered by such Proposed Purchaser (if the proposed consideration is not cash, the Transfer Notice shall describe the terms of the proposed consideration) and (iii) that either the Proposed Purchaser has been informed of the Tag-Along Right and has agreed to purchase Warrant Shares in accordance with the terms hereof or that a Principal or Principals will make such purchase. The Tag-Along Right may be exercised by any Holder of Covered Equity (each a "Participating Holder") by delivery of a written notice to the applicable Principal and the Company (a "Tag-Along Notice"), within the five Business Days following such Holder's receipt of the Transfer Notice, indicating its election to exercise the Tag-Along Right. The Tag-Along Notice shall state the amount of Warrant Shares that such Holder proposes to include in such Transfer to the Proposed Purchaser determined in accordance with paragraph (a) above. Failure by any Holder to provide a Tag-Along Notice within the five Business Day notice period shall be deemed to constitute an election by such Holder not to exercise its Tag-Along Right. The closing with respect to any sale to a Proposed Purchaser pursuant to this Section 2 shall be held at the time and place specified in the Transfer Notice but in any event within 60 days of the date such Transfer Notice is given; provided that if through the exercise of commercially reasonable efforts the Company is unable to cause such transaction to close within 60 days, such period may be extended for such reasonable period of time as may be necessary to close such transaction. Consummation of the sale of Common Shares by any Principal and the Company to a Proposed Purchaser shall be conditioned upon consummation of the sale by each Participating Holder that provided a timely Tag-Along Notice to such Proposed Purchaser (or the Principal) of the Warrant Shares entitled to be transferred as described above, if any.

                  (c) In the event that the Proposed Purchaser does not purchase any Warrant Shares entitled to be transferred as described above on the same terms and conditions as purchased from the applicable Principal, then the applicable Principal shall purchase such Warrant Shares on like terms if the Transfer occurs.

                  (d) Any Warrant Shares purchased from the Participating Holders pursuant to this Section 2.2 shall be paid for in the same type of consideration and at the same price per Common Share and upon the same terms and conditions as those applicable to a proposed Transfer of Common Shares by the Principals (regardless of the class of common shares to be sold). If the Warrants and Warrant Shares to be purchased include securities or property other than common shares, the price to be paid for such securities or property shall be the same price per share or other denomination paid by the proposed purchaser for like securities purchased from the Principals or, if like securities are not purchased from the Principals, the fair market value of such securities determined by an internationally recognized investment banking firm selected by the Company. The Principal shall arrange for payment directly by the Proposed Purchaser to each Participating Holder, upon delivery of the certificate or certificates representing the Warrant Shares duly endorsed for transfer, together with such other documents as the Proposed Purchaser may reasonably request.

                  (e) Upon delivering a Tag-Along Notice, each Participating Holder will, if requested by the applicable Principal, execute and deliver a custody agreement and power of attorney (a "Custody Agreement") in form and substance reasonably satisfactory to such Principal with respect to the Warrant Shares to be included in the Proposed Transfer pursuant to this Agreement. The Custody Agreement will provide that the Participating Holder will deliver to and deposit in custody with the custodian and attorney-in-fact named therein (which may be an employee or officer of one of the Principals) a certificate or certificates representing the applicable Warrant Shares or Warrants with the form of notice of exercise duly executed (which exercise notice may be conditioned on the consummation of the Proposed Transfer), in each case duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank, and will irrevocably appoint said custodian and attorney-in-fact as such Participating Holder's agent and attorney-in-fact with full power and authority to act under a custody agreement and power of attorney on behalf of such Participating Holder with respect to the matters specified herein.

                  (f) Each Participating Holder agrees that he or she will execute such other agreements as the applicable Principal or the Proposed Purchaser may reasonably request in connection with the consummation of the Proposed Transfer and the transactions contemplated thereby.

                  (g) If at the end of 60 days following the date on which a Transfer Notice was given (as such period may be extended pursuant to the provisions of Section 2.2(b)), the sale of Common Shares by the Principals and the sale of the Covered Equity entitled to be transferred as provided above have not been completed in accordance with the terms of the Proposed Purchaser's offer, all certificates representing such Covered Equity shall be returned to the Participating Holders, and all the restrictions on transfer contained in this Agreement with respect to Common Shares owned by the Principals shall remain in effect.

                  2.3. Drag-Along Rights. (a) If at any time prior to the IPO Date, the Board of Directors of the Company and the holders of a majority of the capital shares of the Company entitled to vote thereon approve a sale, lease, transfer, conveyance or other disposition (including, without limitation, any merger or consolidation), in a single transaction or series of related transactions, of all or substantially all of the equity interests or assets of the Company and its subsidiaries taken as a whole to a Person other than a Principal, the Company may require (the "Drag-Along Right") the Holders of Covered Equity (each a "Drag-Along Holder") to participate in such transaction in accordance with this Section 2.3 and to vote in favor of such transaction, if applicable (any transaction involving the exercise of the Drag-Along Right shall be referred to as a 'Drag-Along Sale").

                  (b) The Company shall notify, or cause to be notified, each Holder of Covered Equity in writing (a "Drag-Along Notice") of the proposed date of the Drag-Along Sale at least 30 days prior to the date thereof, setting forth the proposed amount of consideration and terms and conditions of payment to be offered in such Drag-Along Sale, and the other material terms thereof. Each Drag-Along Holder hereby agrees to sell to the intended purchaser (the "Drag-Along Purchaser") all Covered Equity held by such Drag-Along Holder and to vote in favor of such transaction, if applicable.

                  (c) On the date of the Drag-Along Sale, each Drag-Along Holder shall deliver a certificate or certificates for its Covered Equity, duly endorsed for transfer with signatures guaranteed, to the Drag-Along Purchaser in the manner and at the address indicated in the Drag-Along Notice against delivery of the purchase price for such Covered Equity.

                  (d) Any Covered Equity purchased from the Drag-Along Holders pursuant to this Section 2.3 shall be paid for in the same type of consideration and at the same price per share and upon the same terms and conditions applicable to holders of the same type of securities included in the Drag-Along Sale or, if like securities are not purchased from other holders, the Fair Market Value of such securities.

                  (e) Each Drag-Along Holder will, if requested by the Company, execute and deliver a Custody Agreement in form and substance reasonably satisfactory to the Company with respect to the Covered Equity to be included in the Drag-Along Sale pursuant to this Agreement. The Custody Agreement will provide that the Drag-Along Holder will deliver to and deposit in custody with the custodian and attorney-in-fact named therein (which may be an employee or officer of one of the Principals) a certificate or certificates representing the applicable Covered Equity (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as such Drag-Along Holder's agent and attorney-in-fact with full power and authority to act under a custody agreement and power of attorney on behalf of such Drag-Along Holder with respect to the matters specified therein relating to the proposed Drag-Along Sale.

                  (f) Each Drag-Along Holder agrees that he or she will execute such other agreements as the Company or the Drag-Along Purchaser may reasonably request in connection with the consummation of the Drag-Along Sale and the transactions contemplated thereby.

3.       Representations, Warranties and Agreements of Odyssey.

                  Odyssey represents, warrants to and agrees with the Holders of the Warrants and Warrant Shares as of the date of this Agreement as follows:

                  (a) Due Authorization. The execution, delivery and performance of this Agreement by Odyssey has been duly authorized by all requisite action.

                  (b) Binding Obligation. This Agreement has been duly executed and delivered by Odyssey and constitutes the legal, valid and binding obligation of Odyssey, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity and the discretion of the court before which any proceedings therefor may be brought.

                  (c) No Violation. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, by Odyssey does not violate any provision of law, any order of any court or other agency of government or any organizational document of Odyssey.

                  (d) Government Action. No action has been taken and no statute, rule or regulation or order has been enacted, no injunction, restraining order or order of any nature has been issued by a federal or state court of competent jurisdiction and no action, suit or proceeding is pending against or affecting or threatened against the Company before any court or arbitrator or any governmental body, agency or official which, if adversely determined, would in any manner draw into question the validity of this Agreement.

                  (e) No Other Agreements. Odyssey is not party to any agreement which conflicts with or is inconsistent with this Agreement.

4.       Miscellaneous.

                  4.1. Remedies. In the event of a breach by the Company, the Principals or by a Holder of any of its obligations under this Agreement, each Holder, the Principals and the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company, the Principals and each Holder agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of any of the provisions of this Agreement and each hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

                  4.2. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, otherwise than by a written instrument signed by the Company and Odyssey, with the prior written consent of the Holders of not less than the Requisite Shares; provided, however, that, for the purposes of this Agreement, Warrants and Warrant Shares that are owned, directly or indirectly, by the Company or the Principals are not deemed outstanding.

                  4.3. Notices. All notices and other communications provided for herein shall be made in writing and shall be mailed, delivered or copied and confirmed in writing.

                  (a) if to the Company, as provided in the Purchase Agreement,

                  (b) if to Odyssey,

                           Odyssey Investment Partners Fund, LP
                           280 Park Avenue
                           West Tower, 38th Floor
                           New York, New York 10017
                           Attention: William F. Hopkins
                           Tel: (212) 351-7900
                           Fax: (212) 351-7925

                           with a copy to:

                           Latham & Watkins
                           885 Third Avenue
                           New York, New York 10022
                           Attention: Kirk A. Davenport, Esq.
                           Tel: (212) 906-1200
                           Fax: (212) 751-4864

                  (c) if to the Initial Purchasers, as provided in the Purchase Agreement, or

                  (d) if to any other Person who is then the registered Holder of Warrants or Warrant Shares, to the address of such Holder as it appears in the register therefor of the Company.

                  All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; one Business Day after being timely delivered to a next-day air courier; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged by telecopier machine, if telecopied.

                  4.4. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. Notwithstanding the foregoing, no successor or assignee of the Company or any Principal shall have any of the rights granted under this Agreement until such Person shall acknowledge its rights and obligations hereunder by a signed written statement of such Person's acceptance of such rights and obligations.

                  4.5. Counterparts. This Agreement may be executed in various counterparts that together shall constitute one and the same Agreement.

                  4.6. Governing Law; Submission to Jurisdiction. This Agreement shall be construed in accordance with the internal laws of the State of New York (without giving effect to any provisions thereof relating to conflicts of law). Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York and the U.S. federal courts sitting in the City of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Holders to bring proceedings against the Company or any Principal in the courts of any other jurisdiction.

                  4.7. Severability. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

                  4.8. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. All references made in this Agreement to "Section" and "paragraph" refer to such Section or paragraph of this Agreement, unless expressly stated otherwise.

                  4.9. Attorneys' Fees. As between the parties to this Agreement, in any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to its costs and expenses and any other available remedy.

                  4.10. Entire Agreement. This Agreement, together with the Warrant Agreement and the Warrant Shares Registration Rights Agreement, is intended by the parties as a final and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and any and all prior oral or written agreements, representations, or warranties, contracts, understandings, correspondence, conversations and memoranda between the Holders, the Company and Odyssey, or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest with respect to the subject matter hereof and thereof are merged herein and replaced hereby.

                  4.11. Termination. This Agreement shall terminate upon the consummation of an Initial Public Offering, except for Sections 4.6 and 4.9, which shall survive termination hereof.

                  IN WITNESS WHEREOF, the parties have caused this Tag-Along Sales Agreement to be duly executed as of the date first written above.

                                         DAYTON SUPERIOR CORPORATION

                                         By: /s/  John A. Ciccarelli
                                             -----------------------------------
                                             Name:  John A. Ciccarelli
                                             Title: President and CEO

                                         ODYSSEY INVESTMENT PARTNERS FUND, LP

                                         By: ODYSSEY CAPITAL PARTNERS, LLC,
                                             its general partner

                                         By: /s/ William F. Hopkins
                                             -----------------------------------
                                             Name:  William F. Hopkins
                                             Title: Managing Member

                                         DEUTSCHE BANK SECURITIES INC.

                                         By: /s/ Robert Lipps
                                             -----------------------------------
                                             Name:  Robert Lipps
                                             Title: Managing Director

                                         MERRILL LYNCH, PIERCE, FENNER & SMITH
                                             INCORPORATED

                                         By: Christopher Bisosak
                                             -----------------------------------
                                             Name:  Christopher Bisosak
                                             Title:  Managing Director